Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 25, 2016—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2015.

Net income for the three months ended December 31, 2015 was $2.330 million, or $0.48 per share-basic and diluted, up from $1.662 million, or $0.34 per share-basic and diluted for the same quarter in 2014. Net interest income for the fourth quarter of 2015, after the provision for loan losses, was $6.801 million, approximately 0.9% higher than the same period in 2014. The provision for loan losses for the three months ended December 31, 2015 was $148 thousand compared to $145 thousand for the same period in 2014. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.20% in the fourth quarter of 2015 from 3.48% in the same period in 2014 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income increased in the fourth quarter of 2015 by $866 thousand, or 47.1%, while non-interest expenses decreased $163 thousand, or 2.5%, compared to the same period in 2014. The increase in non-interest income was mainly due to a gain of $841 thousand on the sale of other repossessed assets. Non-interest expense decreased primarily due to decreases in occupancy expense and other operating expenses partially offset by an increase in salary and benefit expense.

Net income for the twelve months ended December 31, 2015 increased 9.1% to $7.589 million, or $1.56 per share-basic and diluted, from $7.450 million, or $1.53 per share-basic and diluted, for the twelve months ended December 31, 2014. Net interest income for the twelve months ended December 31, 2015, after the provision for loan losses, decreased 0.4% to $27.332 million from $27.440 million for the same period in 2014. Net interest margin for the twelve months ended December 31, 2015, decreased to 3.33% in 2015 from 3.60% in the same period in 2014. The provision for loan losses for the twelve months ended December 31, 2015 was $556 thousand compared to the provision of $923 thousand in 2014. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions.

Non-interest income increased by $164 thousand, or 2.0%, and non-interest expense decreased by $734 thousand, or 2.8%, for the twelve months ended December 31, 2015 when compared to the same period in 2014. The increase in non-interest income was due primarily to the $841 gain from the sale of other repossessed assets that were in excess of the net proceeds of $557 thousand from bank owned life insurance policies that were received in 2014 as a result of the death of an insured bank officer. Non-interest expense decreased primarily due to decreased losses on other real estate, a decrease in loan related collection expenses and a decrease in office supply costs.

Total assets as of December 31, 2015 increased to $973.505 million, up $52.444 million, or 5.7%, when compared to December 31, 2014. Deposits increased by $57.311 million, or 8.2%, and loans, net of unearned income, increased by $38.622 million, or 9.9%, when compared to December 31, 2014. The increase in loans, net of unearned income, was due to improved loan demand. Non-performing assets increased by $1.276 million to $18.063 million at December 31, 2015 as compared to December 31, 2014, because of an increase in non-accrual loans offset partially by decreases in loans 90 days or more past due and still accruing interest and other real estate owned.

During 2015, the Company paid dividends totaling $0.93 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Twelve Months Ending
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

INTEREST INCOME
Loans, including fees	$5,006	$5,038	$4,972	$20,040	$20,082
Investment Securities	2,734	2,737	2,679	10,830	11,250
Other Interest	34	14	29	95	49

	7,774	7,789	7,680	30,965	31,381

INTEREST EXPENSE
Deposits	494	468	464	1,844	1,755
Other borrowed funds	331	297	333	1,233	1,263

	825	765	797	3,077	3,018

NET INTEREST INCOME	6,949	7,024	6,883	27,888	28,363

PROVISION FOR LOAN LOSSES	148	142	145	556	923

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,801	6,882	6,738	27,332	27,440

NON-INTEREST INCOME
Service charges on deposit accounts	989	1,037	996	3,867	3,933
Other service charges and fees	563	626	513	2,284	2,097
Other non-interest income	1,154	354	331	2,176	2,133

	2,706	2,017	1,840	8,327	8,163

NON-INTEREST EXPENSE
Salaries and employee benefits	3,257	3,341	3,244	13,295	13,095
Occupancy expense	1,272	1,357	1,291	5,225	5,195
Other non-interest expense	1,779	1,777	1,936	7,071	8,035

	6,308	6,475	6,471	25,591	26,325

NET INCOME BEFORE TAXES	3,199	2,424	2,107	10,068	9,278

INCOME TAXES	869	587	445	2,479	1,828

NET INCOME	$2,330	$1,837	$1,662	$7,589	$7,450

Earnings per share - basic	$0.48	$0.38	$0.34	$1.56	$1.53

Earnings per share - diluted	$0.48	$0.38	$0.34	$1.56	$1.53

Dividends Paid	$0.24	$0.23	$0.23	$0.93	$0.89

Average shares outstanding-basic	4,877,614	4,877,614	4,870,114	4,872,092	4,870,114

Average shares outstanding-diluted	4,879,911	4,879,911	4,871,012	4,872,996	4,870,749

	For the Period Ended
	December 31,	September 30,	December 31,
	2015	2015	2014
Period End Balance Sheet Data:
Total assets	$973,505	$960,895	$921,061
Total earning assets	894,765	875,507	833,845
Loans, net of unearned income	429,582	431,945	390,960
Allowance for loan losses	6,474	6,829	6,542
Total deposits	753,405	748,642	696,094
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	86,425	84,513	81,858
Book value per share	$17.73	$17.30	$16.78

Period End Average Balance Sheet Data:
Total assets	$945,270	$933,702	$884,688
Total earning assets	863,829	852,486	798,432
Loans, net of unearned income	412,161	407,613	389,720
Total deposits	725,116	718,413	684,134
Long-term borrowings	20,000	20,000	35,593
Shareholders’ equity	84,250	83,538	73,219

Period End Non-performing Assets:
Non-accrual loans	$14,423	$15,161	$11,854
Loans 90+ days past due and accruing	67	130	881
Other real estate owned	3,573	3,529	4,052

		As of
	December 31, 2015	September 30, 2015	December 31, 2014

Year to Date Net charge-offs as a percentage of average net loans	0.03%	0.03%	0.63%

Year to Date Performance Ratios:
Return on average assets(1)	0.80%	0.75%	0.84%
Return on average equity(1)	9.01%	8.39%	10.17%

Year to Date Net Interest
Margin (tax equivalent)(1)	3.33%	3.38%	3.60%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com